UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    July 18, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:    (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On July 18, 2007, certain European subsidiaries of Dana Corporation (Dana) entered into definitive agreements to establish a receivable securitization program. The agreements include a Receivables Loan Agreement (the Loan Agreement) with GE Leveraged Loans Limited (GE) that provides for a five-year accounts receivable securitization facility under which the euro equivalent of approximately $225 million in financing will be available to those Dana European subsidiaries (collectively, the Sellers).
     Ancillary to the Loan Agreement, the Sellers will enter into receivables purchase agreements (each a Purchase Agreement) and related agreements, as applicable, under which they will, directly or indirectly, sell certain receivables to Dana Europe Financing (Ireland) Limited (the Purchaser). The Purchaser is a limited liability company incorporated under the laws of Ireland as a special purpose entity to purchase the transferred receivables. The Purchaser will pay the purchase price of the transferred receivables in part from the proceeds of loans from GE and other lenders under the Loan Agreement and in part from the proceeds of certain subordinated loans from Dana Europe S.A., a Dana subsidiary. The Purchaser’s obligations under the Loan Agreement will be secured by a lien on and security interest in all of its rights to the transferred receivables, as well as collection accounts and items related to the receivables.
     Advances to the Purchaser under the Loan Agreement will be determined based on advance rates relating to the value of the transferred receivables. Advances will bear interest based on the London Interbank Offered Rate (LIBOR) applicable to the currency in which each advance is denominated. All advances are to be repaid in full by July 17, 2012. The Purchaser will also pay a fee to the lenders based on any unused amount of the receivables facility, in addition to other customary fees associated with financings of this type.
     The Loan Agreement contains representations and warranties, affirmative and negative covenants, and events of default that are customary for financings of this type.
     The Sellers and Dana International Luxembourg SARL (Dana Luxembourg, a subsidiary of Dana) and certain of its subsidiaries (collectively, the Dana European Group) also entered into a Performance and Indemnity Deed (the Performance Guaranty) with GE under which Dana Luxembourg has, among other things, guaranteed the Sellers’ obligations to perform under their respective Purchase Agreements. The Performance Guaranty contains representations and warranties, affirmative and negative covenants, and events of default that are customary for financings of this type, including certain restrictions on the ability of members of the Dana European Group to incur additional indebtedness, grant liens on their assets, make acquisitions and investments, and pay dividends and make other distributions.
     In connection with the receivable securitization facility, Dana Luxembourg has agreed to act as the master servicer for the transferred receivables under the terms of a servicing agreement with GE and each Seller has agreed to act as a sub-servicer under the servicing agreement for the transferred receivables it sells.
     The proceeds from the sales of the transferred receivables will principally be reinvested in Dana’s European businesses, including the repayment of existing intercompany debt.

     Dana will include the receivables purchased by the Purchaser in its consolidated financial statements because the Purchaser does not meet accounting requirements for treatment as a “qualifying special purpose entity” under accounting principles generally accepted in the United States (GAAP) and the Sellers will retain control of the assets. The sales of the receivables and the subordinated loans from Dana Europe S.A. will be eliminated in consolidation and any loans to the Purchaser from GE and the participating lenders will be reflected as short-term borrowings in Dana’s consolidated financial statements.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: July 20, 2007	By:	/s/ Marc S. Levin
Marc S. Levin
Acting General Counsel and Acting Secretary

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